Exhibit 23.1

[LETTERHEAD OF SELIGSON & GIANNATTASIO, LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Registration Statement on Form S-1 of GT Biopharma, Inc. of our report dated March 27, 2020, relating to our audit of the consolidated financial statements as of December 31, 2019 and for the year then ended. Our report included an explanatory paragraph expressing substantial doubt about the ability of GT Biopharma, Inc. to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP

White Plains, New York
April 22, 2021